Exhibit 99.1

Cambium Networks Announces Nasdaq Delisting

HOFFMAN ESTATES, IL, March 26, 2026 – Cambium Networks Corporation (“Cambium Networks” or the “Company”) (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on March 25, 2026, the Company received a notice from the Nasdaq Hearings Panel (the “Panel”) that the Panel has determined to delist the ordinary shares of Cambium Networks from The Nasdaq Stock Market (“Nasdaq”) due to the Company’s failure to comply with the terms of the Panel’s December 3, 2025 decision (the “Decision”). The Company had been granted a extension for continued listing on Nasdaq subject to the Company’s adherence to certain milestones set forth in the Decision by which the Company was to file certain periodic reports with the Securities and Exchange Commission. Trading in the Company’s ordinary shares will be suspended at the open of trading on March 27, 2026.

The Company is considering whether it will request that the Nasdaq Listing and Hearing Review Council review this Decision. Trading in our ordinary shares is expected to initially move to the OTC Pink Limited tier and then go into the Expert Market. Investors may experience reduced liquidity, less transparency and greater price volatility on these markets.

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to statements relating to the trading of the Company’s ordinary shares on the OTC market, as well as words such as “expects,” “anticipates,” “intends,” “believes,” “may,” “should,” “could,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based upon the Company’s current assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the Company’s trading on the OTC market, the ability to return to Nasdaq and maintain compliance with Nasdaq continued listing standards. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained herein speak only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com